Exhibit 99.1

Trailer Bridge, Inc.

CONTACT:	-OR-	TRB INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group, Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554-1589		Devin Sullivan (212) 836-9608

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS FIRST QUARTER RESULTS

Will Hold Financial Community Conference Call on Monday, May 16th at 11:00 A.M.

Q1 2005 Highlights
      1. Revenues of $24.4 million
      2. Operating income of $3.5 million
      3. Net income of $976,000, or $.08 per share

Jacksonville, FL – May 16, 2005 — Trailer Bridge, Inc. (NASDAQ: TRBR) today reported the financial results for the first quarter ended March 31, 2005 (see attached table), highlighted by net income of $975,801, a $616,643, or a 171.7% improvement compared to the first quarter of 2004.

Total revenue for the three months ended March 31, 2005 was $24,365,534, an increase of $1,456,804, or 6.4% compared to the first quarter of 2004. Total southbound volume decreased 4.0% compared to the year earlier period. This decrease was driven by reduced used car volume, while southbound container volume increased 0.4% compared to the year ago quarter. Northbound, total volume decreased 27.1% from the year ago period, driven by reduced used car and military shipments. The effective yield of all of the southbound cargo represented an increase of 7.8% from the year earlier period while southbound container revenue per load increased 6.9%. In the northbound lane, the effective yield of all cargo decreased 0.7% from the year ago period while northbound container revenue per load increased 8.0%.

The Company’s Jacksonville-San Juan deployed vessel capacity utilization during the first quarter was 92.2% to Puerto Rico and 19.3% from Puerto Rico, compared to 91.8% and 27.0%, respectively, during the first quarter of 2004. The operating income for the first quarter ended March 31, 2005 was $3,529,791, an improvement of $2,488,772 compared to operating income of $1,041,019 in the prior year period. The operating ratio was 85.5% during the first quarter of 2005 compared to the 95.5% operating ratio reported during the year earlier period. The improvement in operating income and the resulting improved operating ratio are primarily due to significant reductions in rent expense on vessels and equipment, partially offset by the related increase in depreciation expense, both of which were the result of assets purchased in the December 2004 transaction with the proceeds from the $85 million note offering. Net interest expense of $2,577,477 was also up 278.0% from the year earlier period due the issuance of these fixed rate notes that funded the purchase of the previously leased vessels and equipment. Based upon the Company’s fully reserved deferred tax asset, which currently stands at $20.5 million, no provision for income taxes has been reflected in the first quarter income statement.

Net income for the first quarter of 2005 was $975,801, an improvement of $616,643 compared to net income of $359,158 in the same period last year. The Company recorded net income of $.08 per common share in the first quarter of 2005, an improvement of $.09 per common share compared to a net loss of $.01 in the year earlier period after the effect of preferred stock that is no longer outstanding as a result of the previously announced K. Corp. transaction.

John D. McCown, Chairman and CEO, said, “Our core southbound container business performed well both in terms of volume and yield. This is the eighth straight quarter where we’ve seen meaningful year over year improvement at the bottom line. We are pleased with the rates we are seeing in our contract renewals as the effect of the sector’s improved supply/demand dynamics continue to roll through the lane.”

Financial Position

Trailer Bridge’s balance sheet at March 31, 2005 reflected cash of $9.3 million and working capital of $11.5 million.

Financial Community Conference Call

Trailer Bridge will discuss first quarter results in a conference call at 11:00 A.M. Eastern Time on Monday, May 16th. Interested parties may participate in the call by dialing 888-737-9834 approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Trailer Bridge Conference Call. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or click on http://audioevent.mshow.com/235863. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

(Tables to Follow)

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TRAILER BRIDGE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2005	2004
OPERATING REVENUES	24,365,534	22,908,730

OPERATING EXPENSES:
Salaries, wages, and benefits	4,090,576	3,778,469
Rent and purchased transportation:
Related Party	--	1,829,100
Other	5,197,343	5,578,368
Fuel	2,951,613	2,422,542
Operating and maintenance (exclusive of depreciation
shown separately below)	5,816,728	5,512,934
Taxes and licenses	123,052	154,729
Insurance and claims	670,592	808,342
Communications and utilities	144,939	122,748
Depreciation and amortization	1,028,392	798,762
Loss (Gain) on sale of assets	(16,166)	3,417
Other operating expenses	828,674	858,300

	20,835,743	21,867,711

OPERATING INCOME	3,529,791	1,041,019

NONOPERATING EXPENSE:
Interest expense	(2,577,477)	(681,864)
Interest income	22,255	3

INCOME BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	974,569	359,158

BENEFIT FOR INCOME TAXES	1,232	--

NET INCOME	975,801	359,158

ACCRETION OF PREFERRED STOCK DISCOUNT	--	(159,412)

UNDECLARED DIVIDEND	--	(291,542)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHARES	$975,801	$(91,796)

PER SHARE AMOUNTS:

NET INCOME PER SHARE BASIC	$0.08	$(0.01)

NET INCOME PER SHARE DILUTED	$0.08	$(0.01)

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC	11,763,241	9,789,533

SHARES OUTSTANDING DILUTED	12,280,725	9,789,533

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